Registration No. 333-_________

As filed with the Securities and Exchange Commission on June 30, 2017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Standard AVB Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Maryland	27-3100949
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

2640 Monroeville BoulevardMonroeville, Pennsylvania 15146
(Address of Principal Executive Offices)

Standard Financial Corp. 2012 Equity Incentive Plan
Standard Bank, PaSB 401(k) Plan
Allegheny Valley Bancorp, Inc. 2007 Stock Incentive Plan
Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan
(Full Title of the Plans)

Copies to:
Mr. Timothy K. Zimmerman	Marc P. Levy, Esquire
Chief Executive Officer	D. Max Seltzer, Esquire
Standard AVB Financial Corp.	Luse Gorman, PC
2640 Monroeville Boulevard	5335 Wisconsin Ave., N.W., Suite 780
Monroeville, Pennsylvania 15146	Washington, DC 20015-2035
(412) 856-0363	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	2,083(2)	$26.50(15)	$55,200	$7
Common stock, par value $0.01 per share	10,415(3)	$19.68(15)	$204,968	$24
Common stock, par value $0.01 per share	11,656(4)	$18.24(15)	$212,606	$25
Common stock, par value $0.01 per share	3,820(5)	$14.88(15)	$56,842	$7
Common stock, par value $0.01 per share	21,815(6)	$18.12(15)	$395,288	$46
Common stock, par value $0.01 per share	19,653(7)	$20.02(15)	$393,454	$46
Common stock, par value $0.01 per share	242,015(8)	$16.50(15)	$3,993,248	$463
Common stock, par value $0.01 per share	249(9)	$27.55 (16)	$6,860	$1
Common stock, par value $0.01 per share	77,385(10)	$27.55 (16)	$2,131,957	$248
Common stock, par value $0.01 per share	74,742(11)	$27.55 (16)	$2,059,143	$239
Total Stock Options	463,833(12)	__	__	__(17)
Common stock, par value $0.01 per share	50,086(13)	$27.55 (16)	$1,379,870	$161
Participation Interests	__(14)	__	__	__(17)
Total Securities	513,919	__	$10,889,436	$1,267
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Standard Financial Corp. 2012 Equity Incentive Plan (the "2012 Stock Benefit Plan"), the Allegheny Valley Bancorp, Inc. 2007 Stock Incentive Plan (the "2007 Stock Incentive Plan") and the Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan (the "2011 Stock Benefit Plan") (together, the "Stock Benefit Plans") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Standard AVB Financial Corp. (the "Company") pursuant to 17 C.F.R. Section 230.416(a).

(2)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on May 22, 2008, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(3)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on January 22, 2009, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(4)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on February 19, 2009, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(5)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on February 26, 2009, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(6)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on February 17, 2010, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(7)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on February 24, 2011, but have not been exercised by the recipient pursuant to the 2007 Stock Incentive Plan.

(8)
Represents the number of shares of common stock currently reserved for issuance for options that were granted on July 25, 2012, but have not been exercised by the recipient pursuant to the 2012 Stock Benefit Plan.

(9)	Represents the number of shares of common stock currently reserved for issuance of options that are available to be granted pursuant to the 2007 Stock Incentive Plan.
(10)	Represents the number of shares of common stock currently reserved for issuance of options that are available to be granted pursuant to the 2011 Stock Benefit Plan.
(11)	Represents the number of shares of common stock currently reserved for issuance of options that are available to be granted pursuant to the 2012 Stock Benefit Plan.
(12)
Represents the number of stock options that (i) have been awarded and unexercised; and (ii) are reserved for issuance under the 2007 Stock Incentive Plan, the 2011 Stock Benefit Plan and 2012 Stock Benefit Plan.

(13)	Represents the number of shares of common stock that (i) have been awarded but are unvested; and (ii) are reserved for issuance under the 2012 Stock Benefit Plan for grants of restricted stock.
(14)
Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act, which covers an indeterminate amount of interests to be offered or sold pursuant to the Standard Bank, PaSB 401(k) Plan (the "401(k) Plan").

(15)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) under the Securities Act upon the basis of the price at which the options may be exercised.
(16)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) and 230.457(c) under the Securities Act.
(17)	Pursuant to 17 C.F.R. Section 230.457(h)(3) of the Securities Act no registration fee is required to be paid.

_________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I and II of Form S-8 have been or will be sent or given to participants in the Stock Benefit Plans and the 401(k) Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The latest prospectus filed by Standard Financial Corp. (the "Company") pursuant to Rule 424(b)(3) of the Securities Act with the Commission on February 3, 2017 (Commission File No. 333-215069); and
(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the latest prospectus filed by the Company referred in (a) above; and
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Reference is made to "Description of Standard Capital Securities" in the Prospectus filed by the Company pursuant to Rule 424(b)(3) of the Securities Act with the Commission on February 3, 2017 (Commission File No. 333-215069), which is hereby incorporated by reference.

Item 5.  Interests of Named Experts and Counsel
None.

Item 6.  Indemnification of Directors and Officers
Articles 10 and 11 of the Articles of Incorporation of Standard AVB Financial Corp. (the "Corporation") set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met, and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation's Bylaws, any agreement, any vote of stockholders or action by the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law.

Any repeal or modification of this Article 10 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

ARTICLE 11. Limitation of Liability. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the Person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the Person is entered in a proceeding based on a finding in the proceeding that the Person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Articles of Incorporation of Standard AVB Financial Corp.	*

4.2	Bylaws of Standard AVB Financial Corp.	**

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Standard Financial Corp. 2012 Equity Incentive Plan	***

10.2	Allegheny Valley Bancorp, Inc. 2007 Stock Incentive Plan	Attached as Exhibit 10.2

10.3	Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan	Attached as Exhibit 10.3

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*	Incorporated by reference to the Exhibit 3.1 in the Registrant's Current Report on Form 8-K (File No. 333-215069) filed with the SEC on April 12, 2017.
**	Incorporated by reference to the Exhibit 3.1 in the Registrant's Current Report on Form 8-K (File No. 333-215069) filed with the SEC on April 12, 2017.
***
Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-215069) originally filed by the Company under the Securities Act of 1933 with the Commission on December 13, 2016, and all amendments or reports filed thereto.

Item 9.  Undertakings

The undersigned Registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;
4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, Commonwealth of Pennsylvania, on this 30th day of June, 2017.
STANDARD AVB FINANCIAL CORP.

By:	/s/ Timothy K. Zimmerman
Timothy K. Zimmerman
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Standard AVB Financial Corp. (the "Company") hereby severally constitute and appoint Timothy K. Zimmerman, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Timothy K. Zimmerman may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock issued under the 2012 Stock Benefit Plan, the 2011 Stock Benefit Plan and the 2007 Stock Incentive Plan, and participation interests offered or sold to the 401(k) Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Timothy K. Zimmerman shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Timothy K. Zimmerman	Chief Executive Officer and Director	June 30, 2017
Timothy K. Zimmerman	(Principal Executive Officer)

/s/ Andrew W. Hasley	President and Director	June 30, 2017
Andrew W. Hasley

/s/ Susan A. Parente	Executive Vice President and Chief	June 30, 2017
Susan A. Parente	Financial Officer
(Principal Financial and Accounting Officer)

/s/ Terence L. Graft	Chairman and Director	June 30, 2017
Terence L. Graft

Signatures	Title	Date

/s/ Horace G. Cofer	Director	June 30, 2017
Horace G. Cofer

/s/ William T. Ferri	Director	June 30, 2017
William T. Ferri

/s/ Paul A. Iurlano	Director	June 30, 2017
Paul A. Iurlano

/s/ John M. Lally	Director	June 30, 2017
John M. Lally

/s/ David C. Mathews	Director	June 30, 2017
David C. Mathews

Director
Ronald J. Mock

Director
Thomas J. Rennie

/s/ Gregory J. Saxon	Vice Chairman and Director	June 30, 2017
Gregory J. Saxon

Director
R. Craig Thomasmeyer

/s/ Dale A. Walker	Director	June 30, 2017
Dale A. Walker

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroeville, Commonwealth of Pennsylvania, on the 30th day of June, 2017.

Standard Bank, PaSB 401(k) Plan
By:	/s/ Timothy K. Zimmerman
Name: Timothy K. Zimmerman
Title: Chief Executive Officer

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4.1	Articles of Incorporation of Standard AVB Financial Corp.	*

4.2	Bylaws of Standard AVB Financial Corp.	**

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Standard Financial Corp. 2012 Equity Incentive Plan	***

10.2	Allegheny Valley Bancorp, Inc. 2007 Stock Incentive Plan	Attached as Exhibit 10.2

10.3	Allegheny Valley Bancorp, Inc. 2011 Stock Incentive Plan	Attached as Exhibit 10.3

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Independent Registered Public Accounting Firm	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*	Incorporated by reference to the Exhibit 3.1 in the Registrant's Current Report on Form 8-K (File No. 333-215069) filed with the SEC on April 12, 2017.
**	Incorporated by reference to the Exhibit 3.1 in the Registrant's Current Report on Form 8-K (File No. 333-215069) filed with the SEC on April 12, 2017.
***
Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-215069) originally filed by the Company under the Securities Act of 1933 with the Commission on December 13, 2016, and all amendments or reports filed thereto.